Bowne & Co., Inc.
345 Hudson Street
New York, NY 10014
212/924-5500

NEWS RELEASE

Contact:	William J. Coote Vice President & Treasurer 212-886-0614 bill.coote@bowne.com

For Immediate Release

Bowne Names Philip E. Kucera Chief Executive Officer and
David J. Shea President and Chief Operating Officer

NEW YORK, October 27, 2004 – Following a broad search process considering external and internal candidates, the Board of Directors of Bowne & Co., Inc. (NYSE:BNE), a global leader in delivering high-value document management solutions, today announced the selection of Philip E. Kucera as Chief Executive Officer of Bowne & Co., and David J. Shea as President and Chief Operating Officer of Bowne & Co., Inc. Both will continue to serve as Directors on the company’s Board of Directors.

“Phil and Dave are experienced, highly capable executives,” said Mr. H. Marshall Schwarz, Bowne’s non-executive Chairman of the Board of Directors. “The full Board is extremely confident in their ability to lead Bowne.”

Mr. Kucera has served as Interim Chief Executive Officer since May 2004, when former Chairman, President and CEO Robert M. Johnson announced his retirement. He came to Bowne as Senior Vice President and General Counsel in December 1998. He formerly was Deputy General Counsel and Assistant Secretary for The Times Mirror Company, where he served in various positions for 26 years.

Mr. Shea was named President in August 2004. He joined Bowne in 1998 as Executive Vice President of Business Development and Strategic Technology before becoming President of Bowne Business Solutions. Prior to his role as President, he served as Senior Vice President and CEO for Bowne Business Solutions and Bowne Enterprise Solutions.

“I am excited about the opportunity as Bowne’s new CEO, to continue working with our excellent senior management team and all our dedicated employees,” said Philip E. Kucera. “I look forward to leading the company, along with Bowne President and Chief Operating Officer Dave Shea, to focus on the bright future ahead of us and to maximize shareholder value.”

David J. Shea, Bowne President & Chief Operating Officer, said, “These are exciting times to be at Bowne. As the market leader in our respective industries, Bowne is strategically focused on our clients. I look forward to the opportunity to serve as President and Chief Operating Officer.”

Mr. Kucera is a graduate of the University of Illinois with a Bachelor of Science degree in Finance, and the University of Illinois College of Law with a Juris Doctor degree. He and his wife, Nancy, reside in New York City.

Mr. Shea is a graduate of Fordham University with a Bachelor of Science degree in Marketing. He and his wife, Carol, and their daughter, Taylor, reside in Weston, Connecticut.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents. Within this segment, Bowne Enterprise Solutions: Digital printing and electronic delivery of personalized communications that enable companies to strengthen relationships and increase market leadership.

•	Bowne Business Solutions: A full array of business process outsourcing and litigation support services that seamlessly integrate technology and operational support.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

Bowne & Co. combines all of these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

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